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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Thursday, March 11, 1999

For Further Information Contact:
Stephanie M. Day                                   Investor Information Line:
Vice President-Investor Relations and              (Toll-free) 1-888-225-6789
Corporate Communications                           http://www.calmike.com
(408) 743-3429
sday@califmicro.com

          CALIFORNIA MICROWAVE AGREES TO SELL GOVERNMENT BUSINESS FOR

                                  $98 MILLION;

         CHANGING NAME TO ADAPTIVE BROADBAND CORPORATION APRIL 29, 1999

SUNNYVALE, CALIFORNIA - CALIFORNIA MICROWAVE, INC. (NASDAQ NATIONAL MARKET:
CMIC) announced today that it has entered into an agreement with Northrop Grumman Corporation (NYSE: NOC) to sell its Government business for an anticipated total transaction value of $98 million in cash. The company will receive $93 million at closing and an additional amount of up to $5 million in 2000 if certain revenue goals are met. It is expected that California Microwave will recognize a net gain of $38 million on this divestiture and expects to net greater than $80 million in cash after tax and other closing-related costs. The company intends initially to use the proceeds from the sale to retire short-term debt and to repurchase its own shares. It has repurchased 2.7 million shares out of an authorized six million-share program initiated in February 1998.

The transaction, which is expected to close in April 1999, is subject to normal governmental and regulatory reviews. The business being sold supports communications and intelligence activities of the U.S. Department of Defense through two of California Microwave's operations; Information Systems in Baltimore, MD, and Government Electronics in Woodland Hills, CA.

BROADBAND STRATEGY ON PLAN; FOCUS IS ON RENEWED GROWTH AND PROFITABILITY According to Frederick D. Lawrence, California Microwave's chairman and chief executive officer, "On October 6, 1998, the company announced that it would sell its Government business, focusing its resources on implementing its broadband strategy and maintaining and expanding its leading market positions in satellite, terrestrial data radio and other wireless product businesses. The divestiture of our Government business means that the company has taken another substantial step in executing against the long-term strategic plan we developed in April 1998 to focus on high-growth, wireless broadband markets. This transaction concludes the divestiture phase of the business plan, which involved five operating segments of the company."

EFFECTIVE APRIL 29, 1999, NAME CHANGES TO ADAPTIVE BROADBAND
Over the past two years, California Microwave has narrowed its market and product focus to concentrate on wireless broadband solutions. Its focus has changed so dramatically that the company bears little resemblance to the California supplier of defense electronics and microwave components that was founded in 1968. In fact, the California Microwave name has such a strong presence in the intelligence community that the company has agreed to include the name as part of the sales agreement with Northrop Grumman. Therefore, on April 29, 1999, California Microwave will become known as Adaptive Broadband Corporation, with a new stock symbol of ADAP, listed April 30 on the Nasdaq National Market trading system.


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NEW PRODUCT OFFERINGS REFLECT STRATEGIC FOCUS
Through acquisition and internal development over the past 12 months, California Microwave has added to its comprehensive product portfolio newly developed solutions in four key areas: Wireless Broadband Access, Digital Broadcast TV, Satellite Broadband IP Transport, and Wireless Online Transaction Processing. These additions are complementary to its long-standing, market-leading products in the data satellite, terrestrial wireless data telemetry and terrestrial wireless analog video areas, and represent the core of the company's new product plans.

Wireless Broadband Access, Point-to-Multipoint Solution offers Packet-on-Demand Delivery In August 1998, California Microwave acquired Adaptive Broadband Limited, of Cambridge, U.K. The new AB-Access(TM) point-to-multipoint system developed from that acquisition offers a solution that provides "cells" of wireless broadband access delivering up to 25Mbps to each user based upon demand. This revolutionary product is made possible by a patented packet algorithm that adjusts efficiently to the ebb and flow of asymmetric Internet data traffic and supports the widest range of available spectrum, from 1.5 to 42GHz. This product is in testing at several telecommunications and Internet service providers.

New Solutions for the Broadcast TV Market
The Broadcast TV industry is also experiencing revolutionary change as government-mandated digital TV presents additional bandwidth and options for broadband information delivery. California Microwave's industry-leading TwinStream(TM) product allows digital and analog TV signals to coexist on existing wireless bandwidth in an efficient and extremely cost effective manner.

Broadband IP Transport via Satellite Systems
As Internet protocol expands to take on a leading role in the distribution of broadband information, California Microwave has developed a new series of solutions that enable high-speed, interactive data applications over a variety of satellite wireless systems. Through the acquisition of Crown Satellite in January 1999 and its IP software and multicasting expertise, California Microwave offers Internet service providers the ability to deliver large amounts of data, economically, at speeds of 45 Mbps, from an Internet hub to remote users on a direct basis, avoiding the routed congestion of terrestrial landlines.

Wireless Online Transaction Processing
California Microwave has expanded its line of low-cost data radios to address online transaction processing, such as required by financial networks, including those operating automatic teller machines and point-of-sale terminals. These newly developed terrestrial radios are an extension of the company's line of point-to-multipoint radios used by private infrastructure networks, utilities, oil and gas companies and national lottery systems.

California Microwave, Inc. (http://www.calmike.com) is a leading supplier of terrestrial wireless and satellite-based systems to support ultra-high speed Internet access, broadcast digital TV transport and worldwide Internet backbones. California Microwave also provides industry-leading solutions for satellite-based data communications and terrestrial wireless telemetry networks.

With its emergence as a leading architect of the wireless broadband evolution, California Microwave will change its name to better express this new identity. Effective April 29, 1999, it will become ADAPTIVE BROADBAND CORPORATION (ADAP).

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Northrop Grumman contacts:
Jim Taft (media) (310) 201-3335           Kent Gaston (investors) (310) 201-3423


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